EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT, made as of this 27th day of February, 2007, is between Orleans Homebuilders, Inc., a Delaware corporation with offices at 3333 Street Road, One Greenwood Square, Bensalem, Pennsylvania   19020 (hereinafter the “Company” or “Orleans”), and Garry Herdler, an individual (hereinafter called “Employee”).

BACKGROUND

The Company desires to employ Employee as Executive Vice President and Chief Financial Officer, and Employee desires to be so employed on the terms and conditions contained in this Agreement.

NOW THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1.         CAPACITY AND DUTIES

1.1          Employment:  Acceptance of Employment.   The Company employs Employee, and Employee accepts employment by the Company, upon the terms and conditions hereinafter set forth.  The effective date of such employment (the “Effective Date”) is February 27, 2007.  The term of Employee’s employment hereunder (the “Term”) shall commence on the Effective Date and continue thereafter until this Agreement is terminated in accordance with Section 3 below.  In the event that Employee fails to commence providing services to the Company on the Effective Date or within fourteen (14) days thereafter, this Agreement will automatically terminate on this latter date and, upon such termination, neither party shall have any liability or obligation to the other under this Agreement.

1.2          Capacity and Duties.

(a)               Employee shall be employed by the Company as Executive Vice President and Chief Financial Officer, and, subject to the supervision and control of Orleans’ President , agrees to perform (and shall have the right and authority to perform) such duties and responsibilities normally associated with the position of Executive Vice President and Chief Financial Officer and as may be assigned to Employee from time to time by Orleans’ President (the “President”).  Employee is required to work those business hours customarily necessary to perform properly such duties and responsibilities normally associated with the position of Executive Vice President and Chief Financial Officer and as may be assigned to Employee from time to time by the President .  The Employee shall report exclusively to the President.

(b)              During his employment hereunder, Employee shall devote his full working time, energy, skill and reasonable best efforts to the performance of his duties hereunder and shall not be employed by or participate or engage in or take part in any manner in the management or operation of any business enterprise or pursuit other than the Company and its Affiliates.  For purposes of this Agreement, “Affiliate” means any person or entity controlling, controlled by or under common control with the Company.  “Control”, as used herein, means the power to direct management and policies of a person or entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.  Notwithstanding the foregoing, it shall not be a violation of this Agreement for Employee to serve on charitable, industry association, civil or corporate boards or committees or perform other similar activities, provided Employee obtains prior written approval to do so from the President (which approval shall not be unreasonably withheld or delayed), nor shall it be a violation of this Agreement for Employee to manage his personal investments, so long as such activities neither materially interfere nor materially conflict with Employee’s work for the Company.

(c)           The principal location for performance of Employee’s services hereunder shall be at the offices of the Company in Philadelphia, Pennsylvania, subject to reasonable travel requirements during the course of such performance. Employee shall not be required, without his consent, to regularly report to any office of the Company which is located: (i) more than thirty-five (35) miles from the Company’s current office location, or (ii) outside the State of Pennsylvania, provided Employee will be expected to travel to the extent reasonably necessary to fulfill his responsibilities.

SECTION 2.         COMPENSATION AND FRINGE BENEFITS

2.1          Compensation.

(a)               Base Salary.  As compensation for Employee’s services hereunder, the Company shall pay to Employee for Fiscal Years (hereinafter defined) 2007, 2008 and 2009 an annual base salary of Four Hundred Fifty Thousand Dollars ($450,000), which annual salary shall increase to Four Hundred Seventy-Five Thousand Dollars ($475,000) for Fiscal Years 2010, 2011 and 2012 (the “Base Salary”).  For Fiscal Year 2013 and thereafter, if applicable, the parties shall negotiate in good faith to determine Employee’s base salary.  Employee’s base salary shall be payable in accordance with the Company’s regular payroll practices in effect from time to time during Employee’s employment, but not less frequently than monthly.  The Company’s fiscal year runs from July 1 through June 30 (“Fiscal Year”) so that, for example, Fiscal Year 2008 runs from July 1, 2007 through June 30, 2008.  For Fiscal Year 2007, during which Employee will work less than a full year, Employee’s Base Salary will be pro-rated.

(b)              Bonus.

(i)                   Signing Bonus.  The Company shall pay Employee a Signing Bonus in the amount of $900,000, payable as follows: (a)  $250,000 payable ten (10) days after the Effective Date or the business day immediately following such tenth day if not a business day; (b) $250,000 payable on the first anniversary of the Effective Date; (c) $250,000 payable on the second anniversary of the Effective Date; and (d) $150,000 payable on the third anniversary of the Effective Date.  Except as described in Section 2.7(a) and (c), in order to receive each of the four Signing Bonus payments, Employee must be employed by the Company on the date the relevant Signing Bonus payment is required to be made.

(ii)                  Semi-Annual Bonus for Fiscal Years 2008 and 2009.

a.             The Company shall pay Employee a “Guaranteed Minimum Bonus” pursuant to the following schedule for Fiscal Year 2007 through Fiscal Year 2009:
Period	Guaranteed Minimum Bonus	Payment Dates
Fiscal Year 2007 (Effective Date through June 30, 2007)	$150,000	100% on July 1, 2007

Fiscal Year 2008 (July 1, 2007 through June 30, 2008)	$300,000	50% on December 31, 2007 and 50% on June 30, 2008

Fiscal Year 2009 (July 1, 2008 through June 30, 2009)	$300,000	50% on December 31, 2008 and 50% on June 30, 2009

Except as described in Section 2.7(a) and (c), Employee must be employed by the Company on each Payment Date for the Employee to receive the Guaranteed Minimum Bonus payable on that date.

b.             With respect to Fiscal Years 2008 and 2009, Employee shall also be paid an additional bonus (“Additional Bonus”), if any, at such time as the cash bonuses for such fiscal year are paid to the Company’s other executive officers (or if no cash bonuses are payable to the other executive officers, at such time as the Company customarily pays such amounts), but in no event later than 75 days following the end of the Fiscal Year to which such Additional Bonus relates.  The Additional Bonus, if any, for Fiscal Year 2008 and 2009 shall be equal to the positive difference, if any, between (i) the sum of: (A) 0.75% of the first $100 million of Pre-Tax, Pre-Bonus Consolidated Income for the Fiscal Year, and (B) 0.50% of any Pre-Tax, Pre-Bonus Consolidated Income in excess of $100 million for the Fiscal Year; and (ii) the Guaranteed Minimum Bonus for that Fiscal Year.  No Additional Bonus payments will be made unless and until a plan document outlining the terms of the Additional Bonus arrangement has been disclosed to and approved by the Company’s shareholders.
c.             The determination of the Company’s Pre-Tax, Pre-Bonus Consolidated Income shall be made  by the Company in a manner consistent with the manner in which such amount is calculated in connection with the determination of the cash bonuses for other Company executive officers and the audited financial statements of the Company for the periods in question.  The “Pre-Tax, Pre-Bonus Consolidated Income” shall be equal to the Company’s net income determined in accordance with US GAAP, plus amounts deducted when determining the net income on account of (1) bonuses payable to all senior executives pursuant to the Orleans Homebuilders, Inc. Incentive Compensation Plan (the “Incentive Compensation Plan”); (2)  all state, federal, city, municipal, capital and other similar taxes, in accordance with US GAAP; and (3) write-downs (including write-downs of good will and other intangible assets), charges (whether cash or otherwise), deposit forfeitures, or other similar accruals/expenses related to the Company’s inventory of owned or controlled lots, land, option contracts, homes, works in progress and/or other similar items.
d.             Except as described in Section 2.7(a) and (c), Employee shall be eligible for the Additional Bonus only if Employee is employed by the Company on the date the Additional Bonus payment is required to be made.

(iii)                 Annual Bonus for Fiscal Years 2010, 2011, 2012 and Thereafter.

a.             For Fiscal Years 2010,  2011 and 2012, Employee shall be paid an Annual Bonus, if any, at such time as the cash bonuses for such fiscal year are paid to the Company’s other executive officers (or if no cash bonuses are payable to the other executive officers, at such time as the Company customarily pays such amounts), but in no event later than 75 days following the end of the Fiscal Year to which such Annual Bonus relates.  The Annual Bonus shall be paid pursuant to and in accordance with all of the terms and conditions of the Incentive Compensation Plan; provided, however, that the Incentive Compensation Plan and its terms are not guaranteed and may be altered or eliminated in accordance with the terms of the Plan.  The “Annual Bonus”, if any, for Fiscal Years 2010,  2011, 2012 and thereafter shall be equal to the sum of: (A) 0.75% of the first $100 million of Net Pre-Tax Profits for the Fiscal Year, and (B) 0.50% of any Net Pre-Tax Profits in excess of $100 million for the Fiscal Year.  “Net Pre-Tax Profits” shall have the meaning assigned to it in the Incentive Compensation Plan.  For Fiscal Year 2013 and thereafter, if applicable, Employee shall be paid an Annual Bonus in accordance with the provisions of this Section 2.1(a)(iii)a., unless otherwise agreed by the Company and Employee in writing.
b.             Except as described in Section 2.7(a) and (c), Employee shall be eligible for the Annual Bonus only if Employee is employed by the Company on the date the Annual Bonus payment is required to be made.

(iv)                Aggregate Minimum Compensation.  For clarification purposes only, the following chart represents Employee’s total minimum compensation (i.e., the sum of Employee’s Base Salary, Signing Bonus and Guaranteed Minimum Bonus) for each fiscal year through Fiscal Year 2010 assuming Employee remains continuously employed by the Company through the end of Fiscal 2010:

	Fiscal Year 2007	Fiscal Year 2008	Fiscal Year 2009	Fiscal Year 2010
Base Salary	$150,000	$450,000	$450,000	$475,000
Signing Bonus	$250,000	$250,000	$250,000	$150,000
Guaranteed Minimum Bonus	$150,000	$300,000	$300,000	N/A
Aggregate Minimum Compensation	$550,000	$1,000,000	$1,000,000	$625,000

2.2          Stock Options.  Employee shall receive an option to acquire 240,000 shares of common stock of the Company, which shall vest and become exercisable with respect to 48,000 shares on each of the first five anniversary dates of the Effective Date, subject to acceleration as provided in Section 2.7(a)(i)(B) below and in accordance with the Orleans Homebuilders, Inc. Second Amended and Restated 2004 Omnibus Stock Incentive Plan.  The strike price for these options shall be the fair market value on the Effective Date.  The grant of these options shall be in accordance with all of the terms and conditions of the Orleans Homebuilders, Inc. Second Amended and Restated 2004 Omnibus Stock Incentive Plan.  This Plan and its terms are not guaranteed and may be altered or eliminated in accordance with the terms of the Plan.  In the event of any conflict between the terms of the option grant document and the terms of this Agreement, then the terms of this Agreement shall govern and control.  The Company’s Compensation Committee has approved the stock option grant described in this Section 2.2.  The stock options are subject to the approval by the Company’s stockholders of the Second Amended and Restated 2004 Omnibus Stock Incentive Plan.  In the event that such approval is not obtained in conjunction with the Company’s 2007 annual shareholder meeting, customarily held in December, the options shall expire and become null and void at 11:59 pm on December 31, 2007.

2.3          Fringe Benefits.

(a)               During the Term, Employee (and his eligible dependents, where applicable) shall be eligible to participate in the Company’s insurance and health benefit plans to the extent and upon the terms offered to the Company’s other senior executive officers and subject to the plans’ respective eligibility requirements and the plans’ other terms, conditions, restrictions and exclusions.  Nothing herein shall preclude or otherwise restrict the Company’s right to modify or terminate any insurance or other benefit plan, policy or program as to all of such senior executive officers as it deems appropriate in its sole discretion.

(b)              During the Term, Employee shall be eligible to participate in all Company savings and retirement plans made available to the Company’s other executive officers, including but not limited to any 401(k) plans, supplemental executive retirement plans (SERP), incentive plans, savings plans, stock purchase plans, stock incentive plans, retirement plans and/or deferred compensation plans, subject to the plans’ respective eligibility requirements and other terms, conditions, restrictions and exclusions.  To the extent applicable, Employee shall be entitled to participate in such plans as a Tier 1 employee.  Nothing herein shall preclude or otherwise restrict the Company’s right to modify or terminate any insurance or other benefit plan, policy or program as to all such senior executive officers (or Tier 1 employees, where applicable) as it deems appropriate in its sole discretion.

(c)               Indemnification.

(i)                   The Company shall maintain a directors and officers liability insurance policy during the Term to the extent such a policy is available at commercially reasonable rates as determined by the Board of Directors.  Employee shall be entitled to coverage under such policy as an officer of the Company, subject to the policy’s terms, conditions, restrictions and exclusions.

(ii)                  In addition to the Company’s obligation to maintain said insurance, the Company shall, to the fullest extent permitted by and in accordance with applicable law as it may be amended from time to time, indemnify Employee in connection with any claim, action, suit, investigation or proceeding arising out of or relating to performance by Employee of services for, or any action of Employee as a director, officer, member, manager or employee of, the Company, or of any other person or enterprise for whom Employee is serving at the request of the Company as a director, officer, member, manager or employee.  Expenses reasonably incurred by Employee in defending such a claim, action, suit, investigation or proceeding shall, to the extent permitted by applicable law, be paid by the Company in advance of the final disposition thereof upon receipt of a written undertaking by or on behalf of Employee to repay such amounts if it shall ultimately be determined that Employee is not entitled to indemnification by the Company as provided in this Section 2.3(c).  Notwithstanding anything in the foregoing to the contrary, in no event will Employee be entitled to any indemnification (including without limitation any advancement of fees or expenses) pursuant to this Section 2.3(c) with respect to any action, suit or proceeding brought or made by Employee against the Company or any of its affiliates or officers, directors, employees or agents.  The provisions of this Section 2.3(c) shall be in addition to any indemnification rights Employee may have by law, contract, charter, by-law, policy of insurance or otherwise.

2.4          Car Allowance.  During the Term, Employee shall receive a car allowance at the rate of Seven Hundred Dollars ($700) per calendar month (hereinafter “Car Allowance”).  The Car Allowance shall be payable in accordance with the Company’s regular payroll practices in effect from time to time.

2.5          Vacation.  During the Term, Employee shall be entitled to twenty (20) days of paid vacation during each full calendar year of  his employment in accordance with the terms and provisions of the Company’s policies and practices in effect from time to time.  This benefit shall be pro-rated during Employee’s first partial year of employment with the Company.  Employee shall not take more than two (2) consecutive weeks of vacation at one time without the Company’s approval.

2.6          Expense Reimbursement.

(a)               During the Term, the Company shall reimburse Employee for all reasonable expenses incurred by him in connection with the performance of his duties hereunder in accordance with its regular reimbursement policies applicable to senior executive officers as in effect from time to time and upon receipt of itemized vouchers therefor and such other supporting information as the Company may reasonably require.

(i)                   The Company shall pay to Employee a lump sum of $225,000 to reimburse Employee for costs and expenses incurred in connection with moving from his present primary condominium residence in New York City to the Philadelphia area and in obtaining legal advice with regard to this Agreement.  Such amount is payable six weeks after the Effective Date.  Other than as set forth in this Section 2.6(b), Employee shall be entitled to no reimbursement for expenses incurred in connection with moving or obtaining legal advice with regard to this Agreement.

2.7          Payments After Termination of Employment.

(a)               Severance.

(i)                   Termination by the Company Without Cause, or by the Employee For Good Reason.  Subject to the terms and conditions set forth in Sections 2.7(a)(iv),  if, prior to June 30, 2012, (x) Employee is terminated by the Company without Cause (as that term is defined in Section 3.4), or (y) Employee terminates his employment with the Company for Good Reason (as that term is defined in Section 3.7), then:

(A)          The Company shall pay to the Employee in a lump sum, in cash, within 30 days after the Date of Termination the aggregate of the following amounts: (1) any accrued but unpaid Guaranteed Minimum Bonus and any accrued by unpaid Additional Bonus or Annual Bonus (“Accrued Bonus”) respecting any completed Fiscal Year ending prior to the Date of Termination, (2) any portion of the Signing Bonus not yet paid, and (3) the product of (x) the greater of (I) the Average Annual Bonus (hereinafter defined) or (II) the Prior Year’s Bonus (hereinafter defined) and (y) a fraction, the numerator of which is the number of days in the current Fiscal Year through the Date of Termination, and the denominator of which is 365.

(I)            The term “Average Annual Bonus” shall mean the arithmetic average of all of the Employee’s bonuses set forth in Section 2.1(b), except for the Signing Bonus described in Section 2.1(b)(i) above, during each of the last two full Fiscal Years prior to the Date of Termination (including any amount of a bonus deferred by Employee), or for such lesser period as the Employee has been employed by the Company (annualized in the event that the Employee was not employed by the Company for all of any such Fiscal Year, as though the Employee had been paid all such bonuses).

(II)           The term “Prior Year’s Bonus” shall mean the total of all of the Employee’s bonuses set forth in Section 2.1(b), except for the Signing Bonus described in Section 2.1(b)(i) above, during the last full Fiscal Year prior to the Date of Termination (annualized in the event that the Employee was not employed by the Company for all of such Fiscal Year, as though the Employee had been paid all such bonuses and including any amount of a bonus deferred by Employee).

(B)        upon such termination by the Company without Cause or by the Employee for Good Reason, all unvested stock options granted to Employee shall immediately vest and become exercisable pursuant to the terms, conditions and restrictions of the Second Amended and Restated 2004 Omnibus Stock Incentive Plan and shall no longer be  exercisable as of 5:00 p.m. (local time at the Company’s executive offices) on the second anniversary of the date of such termination, or such earlier date on which the term of the option would otherwise expire in the ordinary course in accordance with the terms and provisions of the option.

(C)           (1)  if such termination by the Company without Cause or by the Employee for Good Reason occurs during Fiscal Year 2007, 2008 or 2009, the Company shall pay Employee the greater of (x) $750,000.00, or (y) the sum of Employee’s annual Base Salary (at the rate in effect on the Date of Termination) and the greater of (I) the Average Annual Bonus or (II) the Prior Year’s Bonus;

(2) if such termination by the Company without Cause or by the Employee for Good Reason occurs during Fiscal Year 2010, the Company shall pay Employee the greater of (x) $525,000.00, or (y) the sum of Employee’s annual Base Salary (at the rate in effect on the Date of Termination) and the greater of (I) the Average Annual Bonus or (II) the Prior Year’s Bonus;

(3)           if such termination by the Company without Cause or by the Employee for Good Reason occurs during Fiscal Year 2011, the Company shall pay Employee the greater of (x) $375,000.00, or (y) the sum of Employee’s annual Base Salary (at the rate in effect on the Date of Termination) and the greater of (I) the Average Annual Bonus or (II) the Prior Year’s Bonus; and

(4)           if such termination by the Company without Cause or by Employee for Good Reason occurs during Fiscal Year 2012, the Company shall pay Employee the greater of (x) $375,000.00, or (y) fifty percent (50%) of the sum of Employee’s annual Base Salary (at the rate in effect on the Date of Termination) and the greater of (I) the Average Annual Bonus or (II) the Prior Year’s Bonus.

(D)          if the Company maintains any employee welfare benefit plan or program for which Employee would remain or otherwise become eligible following the termination of Employee’s employment, the Company shall maintain Employee’s enrollment in each such employee welfare benefit plan or program at the Company’s sole expense for the eighteen (18) month period immediately following the Employee’s termination, subject to the plan or program’s terms, conditions, restrictions and exclusions.  With regard to any Company sponsored health insurance, the Company will pay the full cost of continuation coverage for Employee and Employee’s family (if Employee’s family is covered at the time of Employee’s termination) for eighteen (18) months following termination provided that Employee is eligible for and elects to receive such continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), subject to COBRA’s terms, conditions and restrictions; provided, however, that if the Employee becomes reemployed with another employer and is eligible for medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall cease.  Employee is required to provide the Company with timely notice of Employee’s eligibility for such other benefits.

(E)           In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Employee obtains other employment, except as described in Section 2.7(a)(i)(D).

(ii)                  Termination Following Change of Control.  If Employee is terminated by the Company for any reason other than Disability or death within 120 days prior to or, within one (1) year following a Change of Control (as that term is defined in Section 3.6), or if Employee terminates his employment with the Company for Good Reason within one (1) year following a Change of Control, the Company shall pay Employee (to the extent such amounts have not been previously paid pursuant to an earlier termination under Section 2.7(a)(i)) two (2) times the sum of Employee’s annual Base Salary (at the rate in effect on the Date of Termination) and the greater of (I) the Average Annual Bonus or (II) the Prior Year’s Bonus.  In addition, if Employee is terminated without Cause or terminates his employment for Good Reason during such one-year period, Employee shall be entitled to the payments and benefits described in Section 2.7(a)(i)(A), (B), (D) and (E) (to the extent such amounts have not been previously paid pursuant to an earlier termination under Section 2.7(a)(i)) .  The foregoing shall be in lieu of amounts that would otherwise be payable to Employee under Section 2.7(a)(i)(C) above.  Anything in the Agreement to the contrary notwithstanding, a termination by the Employee for any reason during the thirty (30) day period immediately preceding the one (1) year anniversary of a Change of Control shall be deemed to be a termination for Good Reason for all purposes of this Agreement.

(iii)                 Subject to the provisions of Sections 6.10, 6.11 and 6.12, any payments required to be made pursuant to Sections 2.7(a)(i) or (ii) shall be made in equal installments over a twelve (12) month period (except as otherwise specifically provided in such Sections) in accordance with the Company’s payroll practices then in effect.

(iv)                Employee shall receive the payments set forth in this Section 2.7(a) if and only if (A)  Employee duly executes, returns to the Company (and does not revoke if a revocation period is included in the sole discretion of the Company) a termination agreement (“Termination Agreement”) substantially in the form attached hereto as Schedule of Termination Agreement, as said form may be modified due solely to developments in the law including legal claims that come into existence after the date hereof; and (B) Employee complies with his obligations under this Agreement and the Termination Agreement.

(v)                 Notwithstanding anything in this Agreement to the contrary:  (x) Employee shall have no right to any payments under Section 2.7(a)(i) if Employee is terminated by the Company for Cause, if employee terminates his own employment for other than Good Reason, or if Employee’s employment is terminated due to his death or Disability; and (y) Employee shall have no right to any payments under Section 2.7(a)(ii) if Employee terminates his own employment other than for Good Reason, or if Employee’s employment is terminated due to his death or Disability.

(b)              All Terminations.  Regardless of the reason for the termination of Employee’s employment, whether by Employee or the Company, whether for Cause or not, whether or not due to Employee’s death or Disability, the Company will pay to Employee (or his estate and to the extent not previously paid):  (i) Employee’s Annual Base Salary through the Date of Termination, (ii) expense reimbursement for all reasonable expenses incurred by him in connection with the performance of his duties prior to the termination of his employment in accordance with the terms and conditions of Section 2.6(a), (iii) any accrued vacation pay, and (iv) any other amounts or benefits required to be paid or provided to Employee under this Agreement or under any plan, program, policy or practice or contract or agreement of the Company.

(c)               Termination Due to Death or Disability and other Terminations.  If Employee is terminated due to death or Disability (as that term is defined in Section 3.3) at any time or by the Company for any reason other than Cause after June 30, 2012, or Employee terminates his employment for Good Reason after June 30, 2012, the Company shall also pay to the Employee, in a lump sum, in cash, within 30 days after such Date of Termination (in addition to the amounts specified in Section 2.7(b) above): (i) any unpaid  portion of the Signing Bonus; (ii) a pro-rated (i.e., the number of days in the current fiscal year through the Date of Termination divided by 365) portion of the greater of (A) the Average Annual Bonus or (B) the Prior Year’s Bonus; and (iii)  any Accrued Bonus respecting any completed Fiscal Year ending prior to the Date of Termination.  If Employee terminates his employment without Good Reason (as that term is defined in Section 3.7), the Company shall also pay to the Employee, in a lump sum, in cash, within 30 days after such Date of Termination (in addition to the amounts specified in Section 2.7(b) above), any Accrued Bonus respecting any completed Fiscal Year ending prior to the Date of Termination.

(d)              Benefits.  Regardless of the reason for the termination of Employee’s employment, whether by Employee or the Company, whether for Cause or not, whether or not due to Employee’s death or Disability, the Employee (or his estate) shall not be eligible for any Company-paid benefits subsequent to the termination of his employment, except to the extent eligible pursuant to the applicable benefit plans or as required by law or as otherwise expressly provided herein.

(e)               Accrued Bonus.  Notwithstanding anything in Section 2 of this Agreement to the contrary, the Company may delay payment of the portion of the Accrued Bonus payable pursuant to Section 2.7 attributable to an Additional Bonus or Annual Bonus until such time as such amount would otherwise be payable to Employee had Employee not been terminated.

SECTION 3.         TERMINATION OF EMPLOYMENT

3.1          Section 4 Obligations.   The termination of Employee’s employment either by Employee or by the Company, whether with or without Cause, and whether or not due to Employee’s death or Disability, shall not release Employee from Employee’s obligations and restrictions under Section 4 of this Agreement.

3.2          Death of Employee.   Employee’s employment hereunder shall immediately terminate upon his death.

3.3          Employee’s Disability.  If Employee is unable to perform the essential functions of his job, after reasonable accommodation, for any reason, for a total of thirteen (13) weeks or more in any rolling six (6) month period (“Disability”), then the Company shall have the right to terminate Employee’s employment on account of Employee’s disability.

3.4          Termination for Cause.

(a)               The Company may terminate Employee’s employment at any time  for “Cause”, which for purposes of this Agreement, shall mean any of the following:  (i) self dealing, willful misconduct, fraud, misappropriation, embezzlement, dishonesty, or misrepresentation (other than a good faith dispute over an expense account charge that is of an immaterial and insignificant amount), (ii) being charged by governmental authorities with or convicted of a felony, (iii) material failure of Employee to perform his known duties and responsibilities to the Company which persists for more than fourteen (14) days after written notice or which recurs (i.e., the same or substantially similar matter which has been cured after written notice from the Company occurs again within the succeeding twelve month period), (iv) gross negligence which persists for more than fourteen (14) days after written notice from the Company or which recurs, (v) violation in any material respect by Employee of any policy, rule, or reasonable direction or regulation of the Company which persists for more than fourteen (14) days after written notice or which recurs, or (vi) violation by Employee of any material provision of this Agreement which persists for more than fourteen (14) days after written notice or which recurs.

(b)              For purposes hereof, no act or failure to act, on the part of the Employee, shall be considered “willful” unless it is done, or omitted to be done, by the Employee in bad faith or without reasonable belief that the Employee’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the President of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Employee in good faith and in the best interests of the Company.

3.5          Termination Without Cause by the Company.   The Company may terminate Employee’s employment at any time and for any or no reason (i.e., without Cause) by providing Employee with fourteen (14) days written notice, which notice the Company can waive, in whole or in part, in its sole discretion, by paying Employee for such time; provided however, the Company can terminate Employee’s employment immediately in the event there is “Cause” as defined in Section 3.4, in the event of Employee’s Disability as discussed in Section 3.3, or in the event of Employee’s death as defined in Section 3.2.

3.6          Change of Control. A “Change of Control” shall be deemed to have occurred upon the earliest to occur of the following dates:

(a)               the date the stockholders of the Company (or the Board of Directors, if stockholder action is not required) approve a plan or other arrangement pursuant to which the Company will be dissolved or liquidated; or

(b)              the date the stockholders of the Company (or the Board of Directors, if stockholder action is not required) approve a definitive agreement to sell or otherwise dispose of substantially all of the assets of the Company; or

(c)               the date the stockholders of the Company (or the Board of Directors, if stockholder action is not required) and the stockholders of the other constituent corporation (or its board of directors if stockholder action is not required) have approved a definitive agreement to merge or consolidate the Company with or into such other corporation, other than, in either case, a merger or consolidation of the Company in which holders of shares of the Company’s Common Stock immediately prior to the merger or consolidation will have at least a majority of the voting power of the surviving corporation’s voting securities immediately after the merger or consolidation, which voting securities are to be held in the same proportion as such holders’ ownership of Common Stock of the Company immediately before the merger or consolidation; or

(d)              the date any entity, person or group, within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act (other than (A) the Company or any of its subsidiaries or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries, (B) Jeffrey P. Orleans or family members of Jeffrey P. Orleans (all such persons being referred to as “Orleans Family Members”), (C) any entity a majority of the equity in which is owned by Orleans Family Members), or (D) any trust as to which a majority of the beneficiaries are Orleans Family Members), shall have become the beneficial owner of, or shall have obtained voting control over, more than fifty percent (50%) of the outstanding shares of the Company’s Common Stock.

3.7          Termination by Employee For Good Reason.   Employee may terminate Employee’s employment at any time for “Good Reason”, which for purposes of this Agreement, shall mean: (a) the assignment to the Employee of any duties inconsistent in any material respect with the Employee’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 1 of this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose any act which is remedied by the Company within 14 days after the Company’s receipt of notice thereof given by the Employee, or which recurs (i.e., the same or substantially similar matter which has been cured after written notice from  Employee occurs again within the succeeding twelve month period); (b) any failure by the Company to comply with any of the provisions of this Agreement in any material respect and which failure is not remedied by the Company within 14 days after the Company’s receipt of notice thereof given by the Employee or which recurs; (c) the Company’s requiring the Employee to be based at any office or location other than as provided in Section 1.2(c) hereof, which is not remedied by the Company within 14 days after the Company’s receipt of notice thereof given by the Employee, or which recurs; (d) the material breach by the Company of any of its other material obligations under this Agreement, which breach is not cured by the Company within 14 days after the Company’s receipt of notice thereof given by the Employee or which recurs; or (e) the failure if the Company’s shareholders to approve the Additional Bonus Plan as described in Section 2.1(b)(ii)b and/or the Company’s Second Amended and Restated 2004 Omnibus Stock Incentive Plan as described in Section 2.4, in conjunction with the Company’s 2007 annual shareholder meeting.

3.8          Termination By Employee for Other Than Good Reason.

(a)               Employee can terminate Employee’s employment at any time and for other than Good Reason by providing the Company with fourteen (14) days written notice, which notice period the Company can waive, in whole or in part, in its sole discretion, by paying Employee for such time.

(b)              If Employee terminates his employment with the Company for other than Good Reason, Employee shall not:

(i)                   For a period of six (6) months following such termination, directly or indirectly, engage in (as a principal, shareholder, partner, director, officer, agent, employee, consultant or otherwise) or be financially interested in any business operating within any state in the United States in which the Company is doing business at the time of such termination, which is primarily engaged in the construction or marketing of any homes (whether single family, multi-family, owner-occupied, rental or other) or the acquisition or development of any property for residential purposes; provided, however, nothing contained in this Section 3.8 shall prevent Employee from holding for investment no more than one percent (1%) of any class of equity securities of a company whose securities are publicly traded on a national securities exchange or in a national market system;

(ii)                  For a period of one (1) year following such termination, directly or indirectly, solicit, induce or encourage any person, firm, corporation or other entity who or which is a Customer, distributor or supplier of the Company to terminate or reduce its business or relationship with the Company;

(iii)                 For a period of one (1) year following such termination, directly or indirectly, solicit or assist any individual or entity in the solicitation of business from, or performance of work for, any Customer or Prospective Customer of the Company; and

(iv)                For a period of one (1) year following such termination, directly or indirectly, solicit, employ or establish a business relationship with, or encourage or assist any individual or entity to solicit, employ or establish a business relationship with, any individual who was employed by or worked as an independent contractor for the Company during the preceding six (6) month period.

(c)               For the purposes of this Section 3.8 only, the terms: (A) “Customer” shall mean those persons or entities for which the Company performed services or to which it has sold or otherwise provided any product during the last year of Employee’s employment with the Company; and (B) “Prospective Customer” shall mean all persons or entities with whom the Company has had substantive discussions about becoming a customer of the Company in the last year of Employee’s employment with the Company.

3.9          Notice of Termination.  Any termination by the Company or by the Employee shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 6.5 of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated, and (ii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date.

3.10        Date of Termination. “Date of Termination” means (i) if the Employee’s employment is terminated by the Company other than for death or Disability, or by the Employee for any reason, the date of receipt of the Notice of Termination or any later date specified therein, which date shall take into consideration any applicable cure periods, and (ii) if the Employee’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Employee or the determination of Disability, as the case may be.  This Agreement shall terminate on the Date of Termination, except that Sections 2.3(c)(ii), 3.8, 4, 5 and 6 shall survive the termination of this Agreement, and any obligations of the Company to make payments to Employee that accrued on or prior to the Date of Termination (including without limitation obligations to make payments pursuant to Section 2.7) shall survive termination of this Agreement.  Notwithstanding the foregoing, the termination of this Agreement shall not affect the Company’s  obligation to make payments due to a Change of Control that occurs within 90 days after Employee’s termination pursuant to Section 2.7(a)(ii).

SECTION 4.         CONFIDENTIALITY

4.1          Confidentiality.

(a)               Employee acknowledges that in the course of performing his duties on behalf of the Company he may, from time to time, be placed in a position of trust and confidence in which he receives or contributes to the creation of confidential and/or proprietary information relative to the Company’s operations.  This confidential and/or proprietary information includes, but is not limited to: (i) business, manufacturing, marketing, legal and accounting methods, policies, plans, procedures, strategies and techniques; (ii) information regarding the Company’s planned communities and development and acquisition activities; (iii) information concerning the Company’s earnings, production volumes and methods for doing business; (iv) technical information, such as patterns, designs, building plans and product specifications; (v) trade secrets, including the formulas, methods, processes, standards and devices associated with the Company’s building, manufacturing and marketing activities; (vi) names, addresses and telephone numbers of the Company’s employees, vendors, and suppliers; (vii) customer lists and the names, addresses and telephone numbers of the Company’s customers and prospective customers; (viii) pricing, credit and financial information; and (ix) any and all other data or information relating to the operations and business of the Company which is not known generally by and readily accessible to the public. For purposes hereof, “confidential and/or proprietary information” does not include, and there shall be no obligation hereunder with respect to (i) information known by Employee prior to his employment by the Company and (ii) information that is or becomes generally available to the public other than as a result of a disclosure by Employee in violation of the terms of this Agreement.

(b)              With regard to the confidential and/or proprietary information as described in Section 4.1(a), Employee agrees that during his employment he will safeguard the privacy of the confidential and/or proprietary information and will use and/or disclose this confidential and/or proprietary information only as necessary to further the Company’s business interests. After Employee’s employment has ended, regardless of the reason and whether initiated by the Company or by Employee, Employee will not use and/or disclose the Company’s confidential and/or proprietary information at any time, at any place, for any reason except as required by law.  In the event Employee is required to disclose any confidential and/or proprietary information by order of any court of competent jurisdiction or other governmental authority or is otherwise legally required to do so, Employee shall timely inform the Company’s General Counsel of all such legal or governmental proceedings so that the Company may attempt by appropriate legal means to limit such disclosure.

(c)               Upon Employee’s separation from the Company, regardless of the reason and whether initiated by the Company or by Employee, Employee will return to the Company, retaining no copies, any and all files, records, correspondence (other than personal correspondence), documents, drawings and specifications, which relate to or reflect the Company’s business operations, customers, prospective customers, employees, suppliers, vendors, etc., regardless of where such items were kept or prepared.

SECTION 5.         Injunctive and Other Relief.

5.1          Employee acknowledges and agrees that the provisions of Sections 3.7 and 4 are reasonable with respect to their duration, scope and geographical area.  In particular, Employee acknowledges that the geographic scope of the Company’s business makes reasonable the geographic restrictions of this Agreement.  If, at the time of enforcement of any of the provisions of Sections 3.7 and/or 4, a court holds that the restrictions therein exceed those allowed by applicable law, then such court will be requested by the Company, Employee and all other relevant parties to enforce the provisions in Sections 3.7 and 4 to the broadest extent possible under applicable law and Sections 3.7 and 4 shall be deemed to have been so modified.

5.2          Employee agrees that if Employee breaches or threatens to breach any of the provisions of Sections 3.7 and/or 4, the Company will have available, in addition to any other right or remedy available, the right to seek injunctive and equitable relief of any type from a court of competent jurisdiction, including but not limited to, the right to seek an order restraining such breach or threatened breach and to specific performance of any such provision of this Agreement.  Employee further agrees that no bond or other security shall be required in obtaining such equitable relief and Employee hereby consents to the issuance of such injunction and to the ordering of specific performance.

SECTION 6.         MISCELLANEOUS

6.1          Prior Employment.  Employee represents and agrees that, on the date hereof, he is not a party to, and will not as of the Effective Date be a party to, or subject to, any other employment, non-competition, joint venture, partnership or other agreement or restriction that would be violated by his employment with the Company or his or the Company’s rights and obligations hereunder; and that his employment and the performance of his duties hereunder will not breach the provisions of any contract, agreement, or understanding to which he is party or bound or any duty owed by him to any other person.  Employee agrees that he will not hereafter become a party to or be bound by any such conflicting agreement.

6.2          Right to Work.  Within the first seventy-two (72) hours of the Effective Date, Employee must provide to the Company proof of Employee’s eligibility to work in the United States, as required under the Immigration Reform & Control Act.  If Employee fails to provide this information in a timely manner, the Company may provide Employee written notice that it is terminating this Agreement and, upon such termination, neither party shall have any liability or obligation to the other under this Agreement.

6.3          Payment Dates and Payments.  The Company shall be deemed to have complied with the payment dates referenced in this Agreement if the Company pays Employee on the payroll pay date that corresponds to the pay period during which the relevant payment date falls.  All payments hereunder shall be subject to applicable withholdings and taxes.

6.4          Severability; Survival.  Nothing in this Agreement is intended to violate any law or shall be interpreted to violate any law.  In the event that any provision contained in this Agreement shall be determined by any court of competent jurisdiction to be overbroad and/or unenforceable,  then the court making such determination shall have the authority to narrow the provision as necessary to make it enforceable and the provision shall then be enforceable in its narrowed form.  Moreover, each provision of this Agreement is independent of and severable from each other.  In the event that any provision in this Agreement is determined to be legally invalid or unenforceable by a court and is not modified by a court to be enforceable, the affected provision shall be stricken from the Agreement, and the remaining provisions of this Agreement shall remain in full, force and effect..  For purposes of this Section 6.4, a “provision” of this Agreement shall mean any section or subsection of this Agreement or any sentence or clause within any section or subsection of this Agreement.  The provisions of Sections 2.3(c)(ii), 3.8, 4, 5 and 6 of this Agreement shall survive the termination of Employee’s employment and the termination of this Agreement and any obligations of the Company to make payments to Employee that accrued on or prior to the Date of Termination (including without limitation obligations to make payments pursuant to Section 2.7) shall survive termination of Employee’s employment and the termination of this Agreement.

6.5          Notices.  All notices hereunder shall be in writing and shall be sufficiently given if hand-delivered, sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt request or by fax  (confirmed by U.S. mail), receipt acknowledged, addressed as set forth below or to such other person and/or at such other address as may be furnished in writing by any party hereto to the other.  Any such notice shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt of confirmation therefor, in all other cases.

(a)               If to Company:

Orleans Homebuilders Inc.
One Greenwood Square
3333 Street Road
Suite 101
Bensalem, PA   19020
Tel:  (215) 245-7500
Fax: (215) 633-2351

Attn:       Benjamin D. Goldman, Vice Chairman

(b)              If to Employee:

At Employee’s current home address as reflected in the Company’s records.

6.6          Entire Agreement and Modification.  This Agreement constitutes the entire agreement between the parties hereto with respect to the matters contemplated herein and supersedes all prior agreements and understandings with respect thereto.  No amendment, modification, or waiver of this Agreement shall be effective unless in writing.  Neither the failure nor any delay on the part of any party to exercise any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other of further exercise of the same or any other right, remedy, power, or privilege with respect to any occurrence or be construed as a waiver of any right, remedy, power, or privilege with respect to any other occurrence.

6.7          Governing Law.   The parties agree that this Agreement is made pursuant to, and shall be construed an enforced in accordance with, the internal laws of the Commonwealth of Pennsylvania, without giving effect to otherwise applicable principles of conflicts of law.

6.8          Assignment and Succession.   The Company may assign this Agreement in connection with any sale or merger (whether a sale or merger of stock or assets or otherwise) of the Company or the business of the Company.  Employee expressly consents to the assignment of the Agreement to any new owner of the Company’s business or purchaser of the Company.  Employee’s rights and obligations hereunder are personal and may not be assigned by Employee. This Agreement shall inure to the benefit of and be enforceable by Employee’s heirs, beneficiaries and/or legal representatives.

6.9          Headings; Counterparts.   The headings of paragraphs in this Agreement are for convenience only and shall not affect its interpretation.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute but one and the same Agreement.

6.10        Special Tax Provision; Section 280G.

(a)               Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the

Company to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under Section this Section 6.10) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any Interest or Penalties (as hereinafter defined) are incurred by the Employee with respect to such excise tax (such excise tax, together with any such Interest or Penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Employee shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Employee of all taxes (including any Interest or Penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any Interest or Penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.  Notwithstanding the foregoing provisions of this Section 6.10(a), if it shall be determined that the Employee is entitled to a Gross-Up Payment, but that the Payments do not exceed 110% of the greatest amount (the “Reduced Amount”) that could be paid to the Employee such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Employee and the Payments, in the aggregate, shall be reduced to the Reduced Amount.  For purposes of this Agreement, the term “Interest or Penalties” refers only to amounts of interest or penalties imposed under applicable provisions of the Internal Revenue Code with respect to excise taxes imposed on the Employee pursuant to Section 4999 of the Code, and only to the extent such amounts of interest or penalties are attributable to errors in calculation of amounts considered to be, or potentially considered to be “excess parachute payments” (as that term is used for purposes of Section 280G of the Internal Revenue Code) or are attributable to the Company’s determination to contest claims or assessments of such excise taxes by the Internal Revenue Service.

(b)              All determinations required to be made under this Section 6.10, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by such certified public accounting firm as may be designated by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Employee within 15 business days of the receipt of notice from the Employee that there has been a Payment requiring a Gross-Up Payment, or such earlier time as is requested by the Company.  In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control or the Accounting Firm refuses to make the required determinations, the Company shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder).  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any Gross-Up Payment, as determined pursuant to this Section 6.10, shall be paid by the Company to the Employee within five days of the receipt of the Accounting Firm’s determination.  Any determination by the Accounting Firm shall be binding upon the Company and the Employee, absent manifest error.  As a result of the uncertainty in the application of Section 4999 of the Internal Revenue Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 6.10(c) below and the Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Employee.

(c)               The Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Employee is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim, the Employee shall:

(i)                   give the Company any information reasonably requested by the Company relating to such claim,

(ii)                        take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii)                 cooperate with the Company in good faith in order effectively to contest such claim, and

(iv)                permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional Interest or Penalties) incurred in connection with such contest and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax or additional income tax (including Interest or Penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 6.10, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Employee to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Employee, on an interest-free basis and shall indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including Interest or Penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)              If, after the receipt by the Employee of an amount advanced by the Company pursuant to Section 6.10(c) above, the Employee becomes entitled to receive any refund with respect to such claim, the Employee shall (subject to the Company’s complying with the requirements of Section 6.10(c)) promptly pay to the Company the amount of such refund

(together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Employee of an amount advanced by the Company pursuant to Section 6.10(c), a determination is made that the Employee shall not be entitled to any refund with respect to such claim and the Company does not notify the Employee in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

6.11        Special Provisions if Covered Employee Status Remains Effective After Termination of Employment.  Notwithstanding anything to the contrary contained herein, in the event Employee is treated as a “covered employee” (as that term is used for purposes of Section 162(m) of the Internal Revenue Code) after his termination of employment with the Company, then severance and other payments otherwise payable hereunder for any taxable year of the Company shall be limited to the extent that such payments would not be deductible by the Company by reason of Section 162(m) of the Internal Revenue Code, and, to the extent so limited, shall be paid in succeeding taxable years (up to the maximum permitted to be deducted under Section 162(m) of the Internal Revenue Code) until all amounts required to be paid under this Agreement have been paid; except that no amounts shall be deferred longer than the end of the third taxable year following the taxable year in which Employee’s termination occurred so that the Company shall pay out any unpaid balance in the third taxable year following Employee’s termination even if the third taxable year’s payment exceeds the maximum amount permitted to be deducted under Section 162(m) of the Internal Revenue Code.  In the event payments are deferred on this basis, payments shall continue over a period of equal monthly installments (except that any additional payments required to be made in the third taxable year following Employee’s termination shall be added to and paid out along with the twelfth (12th) and final equal monthly installment for such third taxable year) and are intended to constitute a fixed time and manner of payment consistent with the requirements of Section 409A of the Internal Revenue Code.  Payments made on a deferred basis by reason of this Section 6.11 shall be increased, in the aggregate, so that later payment of amounts due include amounts that represent (simple) interest or earnings, determined by reference to the prime rate as published from time to time in the “Money Rates” section of the Wall Street Journal.

6.12        Special Rules Regarding Section 409A of the Internal Revenue Code.  Notwithstanding anything herein to the contrary, in the event any payments or benefits required to be provided hereunder are deemed to constitute payments of “nonqualified deferred compensation” that is subject to the requirements of Section 409A of the Internal Revenue Code, then the time and manner in which such payment or benefit is provided shall be adjusted, to the extent reasonably possible, so that payment or distribution is made at a time and in a manner that is consistent with the requirements of such Section 409A (and applicable proposed or final Treasury regulations or other guidance issued or to be issued by the Internal Revenue Service).  This Section 6.12 may, for example, require that certain payments to Employee following his termination of employment be deferred until the date that is six (6) months after the date of his separation from service with the Company if, at the time of such termination of employment Employee was a “specified employee” (as that term is used for purposes of Section 409A(2)(B)(i).  In the event of any deferral required by this Section 6.12, any payments to be made in installments over time shall begin on such deferred date and shall be made in the same number of installments and over the same number of months as if no deferral had taken place, all subject to the Company’s payroll practices then in effect.  For example, if there is a six month deferral and payments are to be made over a 12 month period, the first payment will be made during the sixth month and the final payment during the 18th month.

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed this Agreement as of the date first above written.

ORLEANS HOMEBUILDERS, INC.		EMPLOYEE

By:	BENJAMIN D. GOLDMAN	GARRY HERDLER
	Benjamin D. Goldman	Garry Herdler
Vice Chairman